UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form 15
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number:
333-167882
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ACUITY BRANDS LIGHTING, INC.
(and the additional guarantor registrants listed in Schedule A)
(Exact name of registrant as specified in its charter)
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1170 Peachtree Street, N.E., Suite 2300
Atlanta, Georgia 30309-7676
(404) 853-1400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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6.00% Senior Notes due 2019 and the related guarantees
(Title of each class of securities covered by this Form)
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None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
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Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date:
6.000% Senior Notes due 2019 and the related guarantees: 0

Schedule A

Table of Guarantor Registrants

Exact Name of Registrant as Specified in its Charter*
Acuity Brands, Inc.
ABL IP Holding LLC
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* Address, including zip code, and telephone number, including area code, of subsidiary guarantor registrants' principal executive office:
c/o Acuity Brands Inc.
1170 Peachtree Street, N.E., Suite 2300
Atlanta, Georgia 30309-7676
(404) 853-1400

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934 Acuity Brands Lighting, Inc. and each of the guarantor registrants have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.

ACUITY BRANDS, INC.
ACUITY BRANDS LIGHTING, INC.
ABL IP HOLDING LLC

Date:	December 16, 2019	By:	/S/ KAREN J. HOLCOM
Karen J. Holcom Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)